UNITED STATES SECURITIES AND EXCHANGE COMMISSION
			     Washington, D.C. 20549

				      FORM 4
		  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
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1. Name and Address of Reporting Person(s)

    Okay                             Edward                J.
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   (Last)                            (First)              (Middle)

                                7150 Elkhorn Drive
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                                    (Street)

    West Palm Beach                  Florida               33411
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   (City)                            (State)                (Zip)
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2. Issuer Name and Ticker or Trading Symbol
                                           Reptron Electronics, Inc (REPT)
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3. I.R.S.Identification Number of Reporting Person,if an entity (Voluntary)
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4. Statement for Month/Day/Year
                                       11/06/2002
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5. If Amendment, Date of Original (Month/Day/Year)

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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [X] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)

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7. Individual or Joint/Group Filing (Check Applicable Line)
   [ ] Form filed by One Reporting Person
   [X] Form filed by More than One Reporting Person
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Table I (PART 1)
Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title | 2)Trans-  | 2A)Deemed  | 3.Trans-  |         4.Securities
of      |  action   | Execution  |  action   |           Acquired (A)
secur-  |  Date     | Date, if   |   Code    |          or Disposed
ity     |  (Month/  | any (month |-----------|          of (D)
        |  Day      | /day/year) |  Code   V |-------------------------
        |  /Year)   |                        |  Amount| A or D | Price
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Common    10/23/2002                  P         47,100    A      $0.649
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Common    10/24/2002                  P          7,900    A      $0.650
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Common    11/04/2002                  P          9,000    A      $0.650
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Common    11/06/2002                  P        140,200    A      $0.70
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Table I (PART 2)
Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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5) Amount of Securities |     6)Ownership       | 7)Nature of
   Beneficially Owned   |       form Direct     |  Indirect
   Following Reported   |      (D) or Indirect  |   Beneficial
   Transaction          |      (I) Ownership    |
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                                D
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                                D
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                                D
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   849,200                      D
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Table II (PART 1)
Derivative Securities Acquired, Disposed of, or Beneficially Owned (Columns 1 through 5)
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1)Title  |2)Conver- |3)Trans-|3a)Deemed|  4)Trans- | 5)Number of Derivate
of       |  sion or |  action|Execution|   action  |   Securities
Deriv-   |  exercise|  Date  |date, if |   Code    |   Acquired (A) or
ative    |  price of| (month |any      |           |   Disposed of (D)
Security |  Derivate| /day/  |(month/  |-----------|----------------------
         |  Security| year)  |day/year)|  Code | V |    A   |  D
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Table II (PART 2)
Derivative Securities Acquired, Disposed of, or Beneficially Owned (Columns 6 through 11)
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6) Date         |7)Title and   |      |9) Number   |10)Owner-  |11)Nature
Exercis-        |  Amount of   |8)    |   of       | ship      |   of In-
able and        |  Underlying  |Price |Derivative  | Form of   |   direct
Expiration      |  Security    |of    |Securities  | Deriviate |   benef-
                |--------------|Deriv-|Beneficially| Securities|    icial
--------------- |       |Amount|ative |Owned       | Benef-    |   Owner-
       | Expir- |       |or    |Secur-|Following   | icially   |     ship
Date   | ation  |       |Number|ities |Reported    |           |
Exer-  | Date   |       |of    |      |Trans-      |           |
cisable|        | Title |Shares|      |actions     |           |
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Explanation of Responses:


 /s/ Edward J. Okay                             November 8, 2002
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      **Signature of Reporting Person           Date



Joint Filer

Name:           Dorothy P. Okay
Address: 	7150 Elkhorn Drive
		West Palm Beach, Florida  33411

Designated Filer:  Edward J. Okay

Issuer & Tickler Symbol:  Reptron Electronics, Inc. (REPT)
Date of Event Requiring Statement:  10/22/2002

Signature:
			    /s/ Dorothy P. Okay
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                             Dorothy P. Okay